Exhibit 10.1

[Translation from Danish]

27 August 2015

LEASE AGREEMENT

35148 – 1

Tuborg Boulevard 5

2900 Hellerup

Denmark

List of contents

1.	Parties and the Leased Premises	3

2.	Extent and use of the Leased Premises	3

3.	Use	4

4.	Taking possession of the Leased Premises	4

5.	Conversion/alteration of the Leased Premises after possession has been taken	6

6.	Commencement and termination	6

7.	Right to sublease and right of assignment	7

8.	Annual rent and deposit	7

9.	Property accounts (taxes, charges, operating expenses and other common expenses)	8

10.	Utility accounts (heating and water)	11

11.	Other expenses and classes of expenses	13

12.	Tenant’s right to use common canteen area and conference rooms	13

13.	Rent adjustment	14

14.	Adjustment of rent to market rent	14

15.	Amendment/renegotiation of lease terms and termination	14

16.	Fitting-out and equipment	14

17.	Maintenance, renewal and cleaning	15

18.	Signage	17

19.	Insurance	18

20.	Risk and liability	18

21.	House rules	19

22.	Value added tax	19

23.	Breach	19

24.	Vacation and surrender of the Leased Premises	20

25.	Public orders	21

26.	Registration and expenses	21

27.	Pre-emptive right to lease	22

28.	Disputes	22

29.	Energy labelling	22

30.	Subject to approval	22

1.	Parties and the Leased Premises

This lease agreement (“the Lease”) is made this day by and between

DADES AS
represented by DATEA AS as administrator
Lyngby Hovedgade 4
2800 Kgs. Lyngby, Denmark

as landlord (hereinafter referred to as “the Landlord”)

and	Ascendis Pharma A/S
Tuborg Boulevard 12
2900 Hellerup, Denmark
Central business register (CVR) number 29918791

as tenant (hereinafter referred to as “the Tenant”)

2.	Extent and use of the Leased Premises

The Leased Premises are situated on the Landlord’s property, title no. Hellerup 5af, at the address Tuborg Boulevard 5, 2900 Hellerup, and contain the following:

Office, first floor	1,209 sqm
Archive, ground floor	119 sqm

Total	1,328 sqm

The Leased Premises contain 1,328 sqm of gross floor area, including a proportionate share of the property’s other common areas such as equipment room, refuse room and stairwell. The gross floor area may comprise escape routes/escape corridors/emergency exits irrespective of any restrictions thereon.

The Landlord does not know whether the registered areas have been correctly measured and assumes no responsibility in this respect. Even if a subsequent measurement reveals that the gross floor area deviates from the area stated, rent will not be adjusted. The calculation of services based on the gross floor area will be adjusted with effect from the first reporting period, which commences after the completion of the measurement, but payment for such services for previous periods will not be adjusted.

The Leased Premises include 19 marked parking spaces.

The Leased Premises must be used for office and administration purposes and for no other purpose, except with the Tenant’s written consent, including overnight accommodation.

The Tenant states that the Tenant will not operate any business from the Leased Premises whose local continuance in the property is of material importance and value to the business. Therefore, the Leased Premises are not covered by section 62 of the Danish Business Lease Act, which the Tenant considers a condition for the Lease.

The Tenant is entitled to use road areas and green areas around the buildings and is also under an obligation to keep such areas open for through traffic. Outside storage of goods, pallets and waste, etc., is not allowed without the Landlord’s special permission.

The Tenant and the Tenant’s guests may not smoke in the common areas of the property and its terraces.

3.	Use

The Landlord states that the Leased Premises, at the commencement date, may be used for the agreed purpose in compliance with current legislation, current planning for the area (regional plan, local authority plan, local plan, etc.) and the easement and encumbrances registered.

The Landlord is responsible for ensuring that, at the date of taking possession, the layout and design of the Leased Premises comply with legislation and that the Leased Premises can be legally occupied by the Tenant. After the date of taking possession, the Tenant will be responsible for ensuring that the activities conducted on the Leased Premises are not in violation of public regulations, easements or rules, and the Tenant assumes responsibility for any future legal requirements regarding the Tenant’s use of the Leased Premises.

Any costs resulting from regulatory requirements in connection with the Tenant’s special requirements for the layout and design of the Leased Premises – i.e. costs in addition what appears from the project description/description of layout and design, if relevant (see clause 4) – are payable by the Tenant and the Tenant is also responsible for any necessary regulatory approvals in this respect.

The Tenant assumes responsibility and the risk for the approval by the health authorities, the Danish Working Environment Authority, the environmental authorities and any other authorities of the use of the Leased Premises contemplated by the Tenant.

After having taken possession of the Leased Premises, the Tenant is under an obligation to obtain and maintain all permissions required in respect of the layout, design and operation of the Leased Premises, including any environmental and fire orders. The Landlord must be notified without undue delay of such circumstances and receive copies of the regulatory requirements and permissions.

The Landlord may not let out or use other premises on the property for the same industry as that of the Tenant, i.e. sale and development of pharmaceuticals, unless the Tenant has given its written consent to this in advance. Within a period of eight days, the Tenant must answer the Landlord’s request for acceptance of a new tenant’s industry (sale and development of pharmaceuticals). If the Tenant fails to answer within this period, the Landlord will be entitled to let out premises to a tenant operating in the industry requested.

4.	Taking possession of the Leased Premises

The Tenant must take possession of the Leased Premises in a refurbished condition at the expense of the Landlord. Drawings, project description, special work specification are provided as Appendices 1 and 2 to this Lease.

The Leased Premises will be converted/fitted out at the expense of the Landlord in accordance with the description of layout and design/project description, drawings, etc., Appendices 1 and 2.

The Tenant’s expenses for converting and fitting out the Leased Premises as set out in Appendices 1 and 2 are estimated at DKK 2,478,000.00 exclusive of VAT. Any additional expenses for the fitting-out work referred to are of no concern to the Tenant.

In the event that the entire contract as a result of the Tenant’s requests for supplementary services, if any, exceeds the estimated expenses, the Tenant may choose either to cut costs in other project areas in consultation with its consultant, the project department of DATEA, or to pay the difference. Finally, the Tenant may apply to the Landlord for financing of separate expenses, the terms of such financing to be agreed in each case between the Landlord and the Tenant. In general, the Landlord will assume that the financing of such services earn interest and is repaid as an annuity loan during the Tenant’s period of non-terminability.

It should be noted that the Landlord makes reservations for approval by the authorities of plans, and the Landlord is under no circumstances responsible for such approval. Nor can the Landlord be held liable for any delay in the completion of the Leased Premises as a result of any public authority requirements for changes to the project submitted. Reservations are made for the completion of the Leased Premises’ [sic] caused by a time of delivery that cannot be included in the time schedule.

Only written agreements between the Tenant and the Landlord about the layout and design of the Leased Premises will be performed by the Landlord. Unless otherwise agreed in writing, the layout and design of the Leased Premises will be carried out in the Tenant’s usual quality as it, for instances, can be seen from the leased premises situated at [reference premises].

Subsequent minor corrections with walls and additional partitions may be made. Any corrections of the layout and design plan will in that case be forwarded to the Tenant for final approval and signature.

At or before the commencement date of the Lease, an official delivery procedure must be carried out, and the Tenant must prepare an occupation inspection report/a list of defects. Not more than 14 days after having received the occupation inspection report/list of defects, the Tenant must inform the Landlord of any objections to the report/list. The Tenant has a right and an obligation to remedy any defects found within a reasonable time.

If the Tenant cannot start using the Leased Premises at the commencement date due to circumstances set out in § 24(1) of the General Conditions for the Provision of Works and Supplies within Building and Engineering (AB 92), the Landlord may postpone the commencement date as set out in the General Conditions for the Provision of Works and Supplies within Building and Engineering, but not beyond 1 January 2016, in return for making replacement premises available to the Tenant free of charge.

The expenses for the protection of own leased premises (burglary/theft), including replacement of locks, keys and admission cards, etc., and the installation of IT/telephone cables are for the Tenant’s own expense and risk. The above also applies in case of takeover of former tenants’ installations. When the Tenant’s takes possession of the Leased Premises, up to three key cards to the main entrance of the property will handed out through the Landlord.

Within normal working hours, the Tenant must allow the performance of work to remedy any defects according to the occupation inspection report and must accept any inconvenience that such work may cause without being entitled to any rent reduction or compensation. In the event that the defects are so extensive that they prevent the use as agreed of one or more rooms until the defects have been remedied, the Tenant is entitled to reduction of the rent pro rata to area, until the defects concerned have been remedied to such an extent that the premises can be used. The Tenant may not refuse to take possession of the Leased Premises on grounds that individual premises cannot be used, unless such premises account for more than 10% of the total Leased Premises.

5.	Conversion/alteration of the Leased Premises after possession has been taken

After the Landlord has delivered possession to the Tenant of the Leased Premises in conformity with the contract, any expenses for conversion, installation, repairs or fitting-out are payable by the Tenant if such works are required by public authorities, including building authorities, fire safety authorities, health authorities, occupational health and safety authorities or others, as a result of the activities carried out by the Tenant on the Leased Premises. In case of such alterations, the terms set out below will also apply.

Section 38(1) of the Danish Business Lease Act does not apply to the Leased Premises, the Tenant being entitled to make installations or conversions on the Leased Premises, in common rooms or on the building only with the written consent of the Landlord, or to the extent the Tenant is entitled to do so pursuant to mandatory statutory provisions, currently sections 37 and 38(2) of the Danish Business Lease Act.

In the event that the Landlord gives its consent, the work must be carried out by authorised skilled workers in accordance with public building regulations, good building practices and the Landlord’s instructions and on the basis of a usual project, which must be preapproved by the Landlord. In addition, installations and alterations must be approved by public authorities at the Tenant’s expense and request before work is initiated.

The Tenant is obliged on demand to provide security during the execution of the work for the Tenant’s obligation to complete the installation or conversion initiated and for its liability to pay compensation for any injury to the Landlord or any third person or damage to their property or belongings caused during the execution of the work or after its completion.

The Tenant must reinstate the Leased Premises unless this requirement is waived in writing by the Landlord. In connection with the individual work, the Landlord may request the provision of security for the duty of reinstatement so that the security covers the costs of reinstatement. Such request must be forwarded at the same time (see clause 4.2). Once a year, adjustment of the security according to price developments may be demanded. In case of assignment of the Lease, the assignor may be required to reinstate unless the assignee continues the existing lease on the same terms and conditions, thereby accepting to be bound by the duty of reinstatement.

6.	Commencement and termination

The Lease commences on 1 December 2015 or not earlier than three months after the parties have signed it.

Termination of the Lease by the Landlord and the Tenant must be by registered mail and is subject to 12 months’ written notice to expire on the last day of any month that is not a Saturday. The notice of termination does not disregard the time limits laid down in section 27 of the Danish Business Lease Act for the Landlord’s access to the Leased Premises.

The Lease is non-terminable by the Tenant for a period of 6 years, i.e. until 30 November 2021, after which date the Lease may be terminated at the notice stated above, i.e. to expire at 30 November 2022 at the earliest.

The Lease is non-terminable by the Landlord for a period of 12 years, i.e. until 30 November 2027, after which date the Lease may be terminated at the notice stated above, i.e. to expire at 30 November 2028 at the earliest.

The termination by the Landlord follows the rules set out in the Danish Business Lease Act.

7.	Right to sublease and right of assignment

The Tenant is entitled to sublease the Leased Premises in full or in part to a subtenant without payment of a sublease fee. The Leased Premises may be subleased for the same use/industry and to a subtenant against which the Landlord may not raise any justified objection such as the subtenant’s business qualifications or professional or financial qualifications. In all circumstances, the Landlord may refuse approval of the subleasing to a subtenant whose industry/employment will conflict with that of another tenant in the property/building in the event that the Landlord has granted this tenant protection against competitors.

The sublease must be terminated at the expiry of a non-terminability period (see clause 6) and not latter than at the time when the Tenant vacates the Leased Premises in compliance with the Lease.

The Tenant is under an obligation to submit a copy of the sublease to the Landlord. The provisions of this Lease must be pointed out to the subtenant, and the subleasing and marketing thereof must be effected subject to the same terms and conditions as the head lease, except for any physical alterations required under the sublease and approved by the Landlord in writing.

The Tenant may object to the Leased Premises being subleased to a subtenant wanting to carrying out material conversions or the like and to a subtenant causing a bad smell and particularly intrusive noise levels or in any other way causes a nuisance to other tenants or neighbours.

Regardless of the above, however, the Tenant is at all times entitled to sublease – such subleasing not requiring the consent or notification of the Landlord – the Leased Premises in full or in part to companies or enterprises that are in a group relationship with the Tenant, including subsidiaries or affiliated companies.

The Tenant is not entitled to assignment.

8.	Annual rent and deposit

The annual rent payable for the Leased Premises has been fixed at DKK 2,205,100.00 exclusive of VAT. The annual rent is calculated as follows:

Use	Area (sqm)	Rent (DKK per sqm/year	Annual rent (DKK)
Office, first floor	1,209	1,500.00	1,813,500.00
Archive, gr. floor	119	800.00	95,200.00
Parking spaces	19	DKK 1,300 per space/month	296,400.00

Total	1,312 sqm		2,205,100.00

The rent falls due for payment quarterly in advance on 1 January, 1 April, 1 July and 1 October every year, the first time at the commencement of the Lease on 1 December 2015 for the period 1 December 2015 to 31 December 2015 in the amount of DKK 183,758.33 exclusive of VAT. The next rent payable is for the period l January 2016 to 31 March 2016 and in the amount of DKK 551,275.00 exclusive of VAT and so forth.

When signing this Lease, the Tenant pays a cash deposit of DKK 735,033.32, four months’ rent plus VAT. The deposit serves as security for the Tenant’s performance of this Lease and for the Tenant’s obligations in connection with the vacation of the Leased Premises and with adjustment of the heating and common accounts.

As an alternative to paying a cash deposit, the Tenant may choose to provide a bank guarantee with the following wording:

UNCONDITIONAL AND IRREVOCABLE GUARANTEE

Guarantee creditor:	Guarantee applicant:
(Landlord)	(Tenant)
Ascendix Pharma
DADES AS	Central business register (CVR) number 29918791

represented by DATEA

Lyngby Hovedgade 4
2800 Kgs. Lyngby, Denmark

At the request of and for the account of the guarantee applicant, we (bank/insurance company) make an amount of

DKK 918,791.65

available to you.

The amount, relating to the Lease of (date of Landlord’s signature) entered into between the Landlord and the Tenant on the premises situated at Tuborg Boulevard 5, 2900 Hellerup, serves to secure the Landlord under the Danish Business Lease Act and the Lease, including in connection with the termination of the Lease and the vacation of the Leased Premises.

Payments under the guarantee are made on first demand and without prior contact to the guarantee applicant and irrespective of any objections from the Tenant when you notify the bank in writing that the Lease has been breached, together with a statement of your claims.

This guarantee is valid until discharged by the Landlord.

Please return this guarantee letter to the issuer on the lapse of the guarantee.

The cash deposit is adjusted so that it at all times corresponds to four months’ rent. The deposit does not carry interest.

All payments made under this Lease are subject to Danish value added tax.

In addition to rent, the Tenant pays a share of the expenses in accordance with the property and utility accounts.

If the Tenant falls into arrears and, after a written demand from the Landlord, continues not to pays the outstanding amount, the Landlord is entitled to place the claim for legal collection. The costs incurred in this connection are payable by the Tenant. All collection costs of any kind which the Landlord must/have had to pay as a result of the Tenant’s non-payment or non-fulfilment of the provisions of the Lease in general are compulsory payments under the Lease.

9.	Property accounts (taxes, charges, operating expenses and other common expenses)

In addition to the agreed rent, the Tenant pays to the Landlord/compensate the Landlord for the Leased Premises’ share of all taxes, charges, operating expenses and other expenses of any kind regarding the Leased Premises and the common area/facilities of the property.

Unless otherwise agreed, the Landlord is responsible for all measures resulting in the above expenses.

The expenses are specified and estimated in the attached Appendix as terms and conditions of this Lease and include the following:

•	Taxes and charges: Land tax, special local tax allocated to the premises which the tax concerns, environmental taxes and charges, sewerage charges, refuse collection charges, road charges and contributions for or the acquisition of equipment for civil defence measures.

•	Refuse collection: Public refuse collection and skip collection. The Landlord makes normal refuse collection capacity available to office leases. The removal of waste in addition to normal refuse collection capacity is the responsibility of the individual tenants which, depending on the nature of the waste, are always required to comply with the relevant regulatory provisions.

Skips may only be placed in the outside areas with the Landlord’s permission and the Landlord designates a place for them. Only closed skips may be used, and any recycling requirements must be met.

•	Insurance premiums: Insurance premiums relating to the property, including premiums for buildings insurance and insurance of operating equipment belonging to the property and excess amounts paid by the Landlord.

•	Homeowners’ association etc.: Where the property is a member of a homeowners’ association, all charges and other expenses payable to such association are included unless these expenses are included in other operating expenses.

•	Staff and other assistance: Payroll expenses, payroll taxes/employer’s contributions, broadband connection, IT equipment, non-wage benefits and other staff costs for the staff attached to the property and expenses for external caretaker services.

•	Electricity consumption: The property’s consumption of joint electricity, including any joint electricity consumption for indoor and outdoor lighting, technical installations, canteen facilities, meeting areas, etc., where such costs are not covered by clause 10.

•	Water consumption: The property’s consumption of joint water, water charges and share of joint water charges where such costs are not covered by clause 10.

•	Security: Expenses for security services, technical surveillance and data collection, etc.

•	Cleaning, maintenance and renewal of and in outdoor areas: Surfacing and open spaces, plantings on the property, common/fortified areas and snow removal, gritting and salting when necessary on roads, in car parks and court areas, establishment, removal of graffiti, window cleaning, lighting, directional signs and cleaning of sewers.

•	Cleaning, maintenance and renewal of and in indoor areas: Common stairwells, lift shafts, walk areas, canteen, kitchen, conference rooms, window cleaning and mat service where this is the responsibility of the Landlord and installations, including electricity and IT installations for use by all the property’s tenants.

•	Service subscriptions: Including lifts, ventilation/cooling systems, automatic fire alarm system, grease/oil separators, gates, sliding doors, sprinkler systems, carbon dioxide meters, carbon ventilation system, window cleaning gondola, pest control subscriptions or the like which are directly connected to the property.

Where the Tenant under the Lease has taken out subscriptions, for instance regarding ventilation of toilet cores etc., the Landlord is entitled to charge the related expenses to the Tenant.

•	Pest control: Including but not limited to pest control for rats, pigeons, ants and bees.

•	Statutory supervision, operation, repairs and maintenance, etc.: Including lifts, ventilation/cooling systems not covered by clause 10 below, automatic fire alarm system, grease wells, oil separators, gates, sliding doors, sprinkler systems, carbon dioxide meters, carbon ventilation system, window cleaning gondola, etc. which serve the Leased Premises and the common facilities/area of the property.

•	Repairs, maintenance and renewal of installations and building components: Including windows, skylights, gates, ramps, solar screening as well as operating equipment intended for use on the property to the extent that this is not covered by the Landlord’s maintenance obligation under clause 16 below (Landlord’s and Tenant’s maintenance obligations) or the matter falls within the separate maintenance obligation of a single tenant. Expenses also include any statutory and regulatory changes to the fitting-out of the property as well as installations for common use.

•	Reserves: Reserve amount set aside by the Landlord to meet the Landlord’s obligation to renew the installations of the property, including but not limited to lifts, sprinklers, kitchen equipment, furniture, ventilation and similar installations serving the Leased Premises and the common facilities/area of the property.

•	Depreciation: To the extent that any expense for renewal is not covered by the reserve amount, the Landlord may choose to recognise the expense as an amount to be depreciated over the expected useful life of the renewed assets and with the inclusion of interest expenses.

•	Administration: Including the preparation of expenditure accounts and the audit of such accounts, if applicable.

The Landlord undertakes to prepare accounts (property accounts) of all expenses set out above. The Landlord may present expenses as the proportionate share of the property in the total expenses for two or more properties.

The accounting period commences on 1 January and ends on 31 December. The Landlord may change the accounting period by giving two weeks’ written notice, and the period of conversion may cover a period of more or less than 12 months.

Property expenses are apportioned among the tenants in the property on the basis of the gross floor areas leased and in respect of the areas the expenses concern.

If the Lease terminates during an accounting period, the Landlord may consider any payment on account as the Tenant’s final payment.

The Tenant must pay an on-account amount of currently DKK 180,608.00 per quarter, excluding VAT, to meet the Tenant’s share of the above-mentioned expenses according to the budget for the accounting period in question, which amount is payable in advance together with the rent.

The on-account amount will be adjusted according to the annual accounts, either by the Landlord sending a demand for payment or, alternatively, the Landlord returning the amount overcharged on account. The latter may be effected by offsetting the amount against the next following rent collection.

10.	Utility accounts (heating and water)

The Landlord is responsible for supplying heating and water, both heated and unheated, to the property.

The Tenant is required to take its entire consumption of heating and water in accordance with the Landlord’s directions, and the Tenant must pay and reimburse the Landlord for its heating and water expenses on the terms and conditions set out below.

The Tenant may not establish any alternative heating and water supply without the written consent of the Landlord. The expenses are determined by the Landlord’s preparation of accounts of such expenses (utility accounts).

A specification of expenses is provided as an Appendix to this Lease, including expenses for:

•	Heating. All expenses for district heating supply or fuel expenses.

•	ELS/EMS: All expenses for the “Energy Label Scheme” and the “Energy Management Scheme” or any other similar requirements imposed on the property by public authorities.

•	Repairs, maintenance and renewal: All expenses associated with the operation of systems and installations to supply the property with heating and water as well as ventilation, including but not limited to staff costs and expenses for attending to, inspecting and maintaining supply systems, including expenses for spare parts, tools and statutory control schemes.

•	Electricity consumption: The property’s consumption of electricity for operating heating systems and other technical installations, including but not limited to cooling and ventilation systems.

•	Water consumption: The property’s joint consumption of water, water charges and share of common water expenses.

If the Landlord estimates that the Tenant’s water consumption is particularly high, the Landlord may, at the Tenant’s expense, install water meters on all water supply connections or on those where a high water consumption is expected to be observed. In that case, the Tenant is obliged to pay for the consumption as per meter readings as well as any taxes and charges related thereto, including water drainage charge, green taxes, etc.

•	Service subscriptions: Electrolysis and other subscriptions to servicing of systems and installations.

•	Reserves: Reserve amount set aside according to the usual principles to meet the Landlord’s obligation to renew the installations of the property for the purpose of supplying the property with heating and hot water.

•	Depreciation of equipment: To the extent that any expense for renewal is not covered by the reserve amount, the Landlord may choose to recognise the expense as an amount to be depreciated over the expected useful life of the renewed assets and with the inclusion of interest expenses.

•	Preparation of accounts: Administration and the heating accounts company’s fee for apportioning expenses and preparing accounts.

The Landlord accepts no liability for any temporary interruptions in the supply of heating and water, but must ensure that such interruptions are remedied without delay.

The Landlord is entitled to shut down the heat supply for up to one month in the summer period for the purpose of carrying out service checks on the system, etc.

The Tenant undertakes to keep the Leased Premises frost-free provided that heating and water are supplied to the Premises.

Combined utility accounts are prepared for premises in the property or for units participating in a shared supply with the property.

The Landlord may restrict or expand the units participating in a shared supply with the property and may change the apportionment among such units.

The utility charges are apportioned among the tenants, partly on the basis of meters installed in the units in so far as such meters are available, partly on the basis of criteria established by an engineer or any other expert appointed by the Landlord, with due consideration being given to factors such as floor area and number of bedrooms and water taps.

If the Landlord estimates that the Tenant’s water consumption is particularly high, the Landlord may, at the Tenant’s expense, install water meters on all water supply connections or on those where a high water consumption is expected to be observed. In that case, the Tenant is obliged to pay for the consumption as per meter readings as well as any taxes and charges related thereto, including water drainage charge, green taxes, etc.

The Landlord may present expenses as the proportionate share of the property in the total expenses for two or more properties.

The accounting period commences on 1 January and ends on 31 December. The Landlord may change the accounting period by giving two weeks’ written notice, and the period of conversion may cover a period of more or less than 12 months.

Section 51(1) and (2) of the Business Lease Act, which lays down a time limit for the presentation of heating accounts, etc., will not apply to the Lease.

If the Lease terminates during an accounting period, the Landlord may regard any payment on account as the Tenant’s final payment.

The Tenant must pay an on-account amount of currently DKK 24,900.00 per quarter, excluding VAT, to meet the Tenant’s share of the above-mentioned expenses according to the budget for the accounting period in question, which amount is payable in advance together with the rent.

The on-account amount will be adjusted according to the annual accounts, either by the Landlord sending a demand for payment or, alternatively, the Landlord returning the amount overcharged on account. The latter may be effected by offsetting the amount against the next following rent collection.

11.	Other expenses and classes of expenses

In addition to the rent and expenses specified in the property accounts and the utility accounts, the Tenant must, to the extent possible, pay the following expenses directly to the supplier:

The Tenant must pay for its own consumption of electricity and the like as well as any expenses for the disposal of the Tenant’s waste (utility charges).

Other utility charges must be paid directly to the utility company on the basis of meter readings or the utility company’s usual rates where meters have been provided or where direct payment is possible under the terms of delivery. At the commencement of the Lease, electricity consumption will be charged directly according to meter readings. The Landlord is entitled to demand that the Tenant also pay the other utility charges directly to the utility companies where direct payment is made possible by the provision of meters or amendments to the terms and conditions of delivery.

In so far as the Tenant does not pay other utility charges directly to the utility company, such charges will be included in the operating expenses of the property, of which the Tenant pays a share, apportioned according to the gross floor area or, where appropriate, according to meter readings.

The Landlord accepts no liability for any temporary interruptions in the supply of water, electricity, gas, etc. and refuse collection, but must ensure that such interruptions are remedied without delay to the extent that they are caused by the Landlord’s systems and facilities and are consistent with the Landlord’s cleaning and maintenance obligations.

12.	Tenant’s right to use common canteen area and conference rooms

Together with other tenants and users of the property at Tuborg Boulevard 5, 2900 Hellerup, Denmark, the Tenant enjoys a shared right to use the property’s common conference rooms and canteen area as shown on the drawing provided as (Appendix 3). The use of and payment for common premises are as follows:

Conference rooms:

The Landlord may choose to charge a small fee to the Tenant in connection with the booking/use of conference rooms, which fee will cover the cost of administration, clearing up, cleaning and, if applicable, arrangement of furniture and equipment for meetings. The fee may be collected directly by the manager/operator. The Landlord will make the furniture available. If the Tenant needs audiovisual equipment and an Internet connection, this will be provided as a Tenant service.

Staff canteen:

The Landlord undertakes to make a canteen area and furniture available during working hours and will offer a lunch scheme through a catering supplier to be chosen by the Landlord. The price per cover is payable to and will be negotiated directly with the catering supplier/canteen manager. The Landlord is entitled to choose an alternative supplier at all times.

The Landlord must ensure that the canteen area is open at all times during normal office hours.

The Landlord is responsible for all maintenance of common areas, including but not limited to conference rooms and canteen area, but will charge the related expenses to the Tenant through the service charge accounts for the property, see clauses 9, 10 and 17 for details.

13.	Rent adjustment

Notwithstanding the agreed period of non-terminability, the annual rent applicable from time to time with addition of any increases under section 13 of the Business Lease Act and clause 14 of this Lease will be adjusted with effect from 1 January of every year by the percentage increase in the net consumer price index (year 2000 = 100) for October in relation to the most recently published net consumer price index for October. The first adjustment will take effect on 1 January 2018.

The first adjustment on 1 January 2018 will therefore be carried out on the basis of the net consumer price index for October 2017 in relation to the net consumer price index for October 2016.

If the basis on which the net consumer price index is calculated changes significantly or if it is replaced by a different criterion for determining movements in the price level, the changed price index or the new criterion must apply to the future rent adjustment.

The rent applicable from time to time must include any and all adjustments under the Business Lease Act and in accordance with the provisions of this Lease.

Rent adjustments will be made automatically, and the Landlord will give no prior notice thereof.

14.	Adjustment of rent to market rent

Notwithstanding the agreed period of non-terminability and the agreement on rent adjustment set forth above, the parties agree that the rent may be adjusted according to the provisions of the Business Lease Act etc. and, moreover, under the authority of present or future rent legislation.

Moreover, either party may demand that the rent be adjusted to market rent in accordance with the provisions of section 13 of the Business Lease Act.

15.	Amendment/renegotiation of lease terms and termination

The parties have specifically agreed that section 14 of the Business Lease Act does not apply to this Lease.

16.	Fitting-out and equipment

The Tenant must permit the Landlord to make any necessary installations, etc. on the Leased Premises and to affix fittings and the like.

Any regulatory requirements pertaining to sprinklers, alteration of existing sprinklers or addition of sprinklers will be paid for separately by the Tenant.

The Tenant agrees to install portable fire buckets, dry powder fire extinguishers and the like at its own expense and to maintain such appliances in compliance with any regulatory requirements.

All fixed fire protection devices are included in the Leased Premises in compliance with any regulatory requirements relating to the normal commercial use of the Leased Premises.

The Tenant must comply with any and all regulatory requirements concerning the Tenant’s own design, fitting-out and furnishing of the Leased Premises, including but not limited to installation of shelves and racks, book cases, movable supervisor cages, location of goods with due consideration being given to escape routes, etc.

17.	Maintenance, renewal and cleaning

Maintenance means both repairs, replacement and renewal.

Tenant’s maintenance

The Tenant is responsible for all interior maintenance of and repairs to the Leased Premises, including but not limited to installations and systems etc., to the extent that such work is necessary for the Leased Premises to be kept in a good state of repair and condition, corresponding to the state in which the Tenant took possession of the Leased Premises.

The Tenant must perform and pay for the maintenance of the Leased Premises, including but not limited to

•	Internal surfaces and finishes of ceilings, walls, floors, balconies, doors, gates, windows, woodwork and pipes, whether painted, whitewashed, oiled or similarly treated surfaces, as well as flag, tile, linoleum, carpet or other surfaces.

•	Internal and external doors, non-load-bearing partitions, canopies, window glazing (except for failed double-glazed units) and skylights.

•	Door handles, hinges and fittings, locks and keys.

•	Drainage installations on the Leased Premises until branch in the property’s stack pipe.

•	Cold water systems from and including branch from through-going pipes.

•	Electrical installations from the main switchboard, including fixtures, light sources, wires, switches, sockets and earth fault relays/Residual Current Operated Circuit Breakers.

•	Low-voltage systems of any kind, including systems related to telephones, computers, alarms, access control, control and instrument panels, sockets, wires, cable boxes, hubs, racks and others.

•	Ventilation and air conditioning systems for air change, air cleaning and air cooling—both separate systems in their entirety and multi-user systems from and including the branch from through-going pipes and installations.

•	Signal control systems for shared reception of TV and radio signals etc.—both separate systems in their entirety and multi-user systems from and including the branch from through-going pipes and installations.

•	Fittings, valves and control handles of any kind for heating, water, outlets, drains and the like.

•	Sanitation, including but not limited to toilets, sinks, shower cabins, etc.

•	Wardrobe, restroom, bathroom and kitchen equipment.

•	White goods, including white goods for freezing, refrigerating, cooking, dishwashing, washing and drying.

•	Fire fighting equipment.

•	Outdoor signs.

•	Other similar items belonging to the Leased Premises.

Maintenance works for which the Tenant is responsible must be carried out without delay when defects have been identified. If such works are not carried out following reasonable notice, the Landlord will be entitled to have the works in question performed at the Tenant’s expense. Reimbursement of such expenses constitutes a mandatory payment under this Lease.

If the Tenant causes damage to the Landlord’s property, whether building elements, installations or systems, etc., the Landlord is entitled to repair such damage at the Tenant’s expense.

Landlord’s maintenance

The Landlord must initiate maintenance of common areas, including but not limited to stairs, lifts, vestibules and access roads as well as plant rooms, shelters, refuse rooms and any extra rooms which are not subject to a special right of use, everything to an extent corresponding to the Tenant’s maintenance of the Premises. The expenses will be included in the service charge accounts for the property.

The Landlord undertakes to perform and pay for the maintenance of common building components and installations to the extent that such maintenance does not fall within the Tenant’s maintenance obligation or other provisions of this Lease, including the following

•	Load-bearing structures, including but not limited to foundations, suspended floors, load-bearing walls and partitions delimiting separate leased premises, in relation to failures and defects concerning the static and dynamic engineering systems.

•	Building envelope, including but not limited to roof and facades.

•	External surfaces and claddings, including but not limited to surfaces of external doors, windows including reveals, seams and seals.

•	Drainage installations in the form of stack pipes until branches.

•	Cold water systems in the form of through-going pipes until branches.

•	Cold water systems in the form of through-going pipes until branches.

•	Electrical installations until main switchboards.

•	Ventilation and air conditioning systems for air change, air cleaning and air cooling—both through-going pipes and common installations in multi-user systems until branches.

•	Signal control systems for shared reception of TV and radio signals etc.—both through-going cables and common installations in multi-user systems until branches.

The Landlord must maintain the systems and installations for supplying heating and hot water, including heating system/heat exchanger, pumps, heating pipes and radiators (except for radiator valves), systems for heating, storing and distributing hot domestic water, hot-water pipe system and systems for regulating and managing heating and hot water. However, the Landlord’s maintenance costs form part of the expenses which are included in the heating accounts and of which the Tenant thereby pays a share.

The obligation to carry out maintenance applies irrespective of whether the need arises from deterioration caused by normal, exceptional or incorrect use or operation, technical obsolescence, accidental damage or damage cased by a third party.

The Landlord is entitled to initiate works both within and outside the Leased Premises in accordance with the provisions of Part 5 of the Business Lease Act.

Subject to prior notice, the Landlord and its engineers and experts are entitled to gain access to the Leased Premises during normal working hours in order to prepare or carry out maintenance works. The works must be carried out so as to cause as little inconvenience to the Tenant as possible. The Landlord and its engineers and experts are also entitled to gain access to the Leased Premises without notice if necessary for purposes of urgent intervention or repairs.

Any decrease in the utility value of the Leased Premises resulting from the Landlord’s performance of works to maintain the Leased Premises, common areas, access roads or the property in general, including building elements, installations, systems, etc., will not entitle the Tenant to a proportionate reduction or compensation. This also applies to the period in which maintenance is carried out as well as the period that may lapse from the defects to be remedied are discovered until the maintenance works begin due to the delivery time of materials, waiting time with builders, weather conditions or other factors beyond the Landlord’s control. When carrying out such works, the Landlord must attempt to give maximum consideration to the Tenant’s use of the Leased Premises.

Cleaning

All interior cleaning of the Leased Premises and their installations will be the responsibility of the Tenant, irrespective of whether such installations were paid for by the Landlord or by the Tenant. The same applies to cleaning of all other installations on the Leased Premises, including but not limited to water supply and outlets, drains etc., which are for the sole use of the Tenant, up to the point where they are connected to the common installation.

Exterior cleaning of the building, common areas in the building and outdoor facilities and clearance of snow are the responsibilities of the Landlord, but the Landlord’s cleaning costs form part of the operating expenses, of which the Tenant pays a share in accordance with clause 9 of this Lease.

The Tenant must arrange and pay for the removal of packaging, refuse and the like which are not removed by the refuse collection service and must store the refuse on its own Leased Premises until its removal by the refuse collection service.

Over the 12 months of the calendar year, the Tenant undertakes to arrange for and pay the full cost of window cleaning on the Leased Premises, both inside and outside cleaning.

18.	Signage

Signage, flying of flags and any other type of advertising on or near the property and the installation of awnings, solar screening facilities and the like are only permitted subject to the Landlord’s prior written directions and approval and must be in compliance with any easements and regulatory requirements applicable to the property from time to time. The Tenant will be allowed to display signs on the building immediately outside the Leased Premises.

All costs in connection with the above measures are payable by Tenant, and the Tenant is responsible for obtaining all relevant regulatory approvals and for ensuring that any conditions for such approvals are met at all times.

On vacation of the Leased Premises, the Tenant is required, at its own expense, to remove any trace of objects placed on the property pursuant to the above, unless the Landlord waives such requirement in writing.

In connection with the fitting-out of the Leased Premises, the Landlord agrees to install, at the Tenant’s expense, company signs at the approach from a public road designed to direct visitors to the individual rental unit in accordance with any regulatory requirements applicable from time to time.

The Landlord is entitled to demand that any signage etc. on the property be in accordance with a signage plan prepared by the Landlord, which may include common directional signs. The cost of all initiatives pertaining to the preparation of the signage plan is a common expense included in the property accounts, see clause 9 above.

The Tenant is not allowed to display signs on the property in any manner other than the manner prescribed by the Landlord.

Irrespective of whether a part of the property’s common areas is included in the gross area of the Leased Premises, the Landlord may to a reasonable extent dispose of such common areas, including for letting of advertising space, mobile antennas, etc. The Landlord’s right of disposal comprises both indoor and outdoor common areas.

In the period after the Tenant has given notice of termination of the Leased Premises, the Landlord is entitled to market the Leased Premises on the facade of the Premises and the property, for instance by displaying signs. Moreover, in the period after the Tenant has given notice of termination, the Tenant is obliged, with reasonable prior notice, to grant the Landlord access to the Leased Premises, one of the purposes being to allow the Landlord to present the Premises to potential new tenants etc.

19.	Insurance

The Landlord must insure the property against fire and other building damage. The cost of such insurance has been included in the property accounts.

Any increase in the premium resulting from the Tenant’s special use of the Leased Premises is payable by the Tenant on demand. All other insurance must be taken out by the Tenant at its own expense.

Before the commencement date, i.e. before the Leased Premises are fitted out and furnished etc., the Tenant must take out commercial insurance against fire, theft, liability and business interruption as well as a policy covering accidental damage to fixed glass and sanitary fixtures.

20.	Risk and liability

The Tenant is liable for any damage to the Leased Premises or the property in general which may result from the Tenant’s installations or conversions.

In the event of damage to the Landlord’s property, for instance furnishings, arising during the term of the Lease as a result of defects or omissions related to the Leased Premises, the Landlord may only be held liable for such damage if it has acted negligently.

The Landlord will not be liable for any indirect loss suffered by the Tenant, including business interruption loss.

21.	House rules

The Tenant is responsible for maintaining good order on the Premises and for ensuring that this is achieved in a way not harming the interests of the Landlord and other tenants.

The Tenant is responsible for ensuring that any people employed to work in the business and any other people who are granted access to the Leased Premises take proper care of the Leased Premises, its appurtenances and the property in general. The Tenant is liable for any damage, including accidental damage, to the Leased Premises caused by the Tenant or its representatives and visitors, as the case may be, other than damage caused by fair wear and tear.

The Tenant’s use may not cause any odour, noise or light nuisance or otherwise cause any inconvenience to other tenants in the property or any other parties. The Tenant must ensure that its staff and others obtaining access to the Leased Premises treat the Premises properly.

Bicycles may not be parked outside the designated bicycle racks. Cars belonging to the Tenant and the Tenant’s staff may only be parked within the property area according to the Landlord’s instructions.

The Landlord may at any time draft house rules and rules of conduct to be diligently complied with by the Tenant.

The Tenant undertakes to clear out storage rooms that also serve as shelters within the statutory time limit applicable from time to time.

22.	Value added tax

The Landlord is – in accordance with Danish Act No. 287 of 28 March 2011 as amended – voluntarily registered for VAT for the letting of real estate as well as for the supply of heating and hot water.

The rent, deposit, on-account amount and any other payments under this Lease will therefore be subject to VAT in accordance with the rules and regulations in force from time to time, currently at the rate of 25%.

23.	Breach

Regardless of any statutory or contractual non-terminability or notice of termination, the Landlord is entitled to terminate this Lease without notice in the cases and subject to the conditions set out in section 69 of the Business Lease Act.

If the Lease is terminated for any of the reasons set forth in section 69 of the Business Lease Act, the Tenant is required to vacate the Leased Premises immediately after the termination has been acknowledged as valid. Furthermore, the Tenant must pay rent and other charges under this Lease for the period until the Landlord has managed to relet the Leased Premises or for the duration of the period of notice, whichever is shorter. The Landlord must endeavour to relet the Leased Premises as soon as possible.

The Tenant must reimburse the Landlord for any loss incurred by the Landlord as a result of the breach, including but not limited to the cost related to the Tenant’s eviction from the Leased Premises.

24.	Vacation and surrender of the Leased Premises

On termination of the Lease, the buildings erected on the property and all types of fixtures, fittings and installations therein will remain the property of the Landlord. Before or at 12:00 noon on the day when the Leased Premises must be vacated, even if such day is a public holiday or the day before a public holiday, the Tenant must surrender possession of the Leased Premises cleared and cleaned and without any damage and defects.

Before surrendering the Leased Premises, the Tenant must call the Landlord for a joint inspection (pre-vacation inspection) of the Leased Premises for the purpose of agreeing on the extent of the Tenant’s repair and reinstatement obligations to be satisfied at the Tenant’s expense. The pre-vacation inspection may not be held until after the Tenant has cleared and cleaned the Leased Premises.

Before the pre-vacation inspection, however, the Tenant is entitled and obliged to remove all movable property and equipment as well as technical installations paid for by the Tenant and installed in the Leased Premises – such as office furniture, advertising signs, machinery and equipment parts – which do not belong to the property, against the Tenant restoring the Leased Premises to their original state and condition at the commencement date of the Lease. The Landlord may demand that the above-mentioned property, equipment and installations be removed, that the said work be carried out and that the Leased Premises be fully reinstated.

On vacation of the Leased Premises, the Landlord must prepare a vacation report, and to provide documentary proof of the state and condition of the Leased Premises at the time of taking possession, any such report must be based on the appendices/drawings/occupation inspection report drawn up for the Lease and on the provisions of clauses 3, 4 and 16 of this Lease. The Tenant has a duty to restore any alterations to the fitting-out of the Leased Premises before the pre-vacation inspection to ensure that the Leased Premises appear as they were fitted out at the commencement date of the Lease, unless the Landlord has waived this duty of reinstatement in writing. Immediately after this inspection/review, the Landlord must invite a quotation from a recognised builder for the execution of the repair works specified in the vacation report.

The vacation report will basically require all wall surfaces and painted surfaces to be newly painted and all flooring to be replaced by flooring of the same quality. Wooden floors must be sanded and surface treated as directed by the supplier/manufacturer.

The parties agree that the Landlord is entitled to demand that the value/cost of the identified works and improvement according to the vacation report be capitalised and that the amount determined in this manner with addition of engineering fee be paid in cash by the Tenant to the Landlord on termination of the Lease. Furthermore, the Tenant is obliged to pay rent during/for the time it takes the Landlord’s builders to repair the Premises.

The Landlord must forward the vacation report to the last known address of the Tenant. The time limit of four weeks set out in section 74(2) of the Business Lease Act has been extended to eight weeks. The amount owing by the Tenant according to the vacation report falls due for payment in cash within seven business days of the Tenant’s acceptance of the vacation report.

If the Tenant disagrees with the specified amount, the Tenant is at liberty, on the basis of the vacation report, to invite an independent quotation for the works and improvements identified by the Landlord. Within seven business days of its receipt of the vacation report, the Tenant must notify the Landlord in writing that the Tenant wants to invite an independent quotation. The quotation obtained by the Tenant must be fully comparable with the requirements specification prepared by the Landlord. If, against the background of the quotation obtained by the Tenant, the parties disagree over the size of the expense, the parties must mutually appoint an independent expert valuer for determining the final size of the amount. The final value established by the expert valuer cannot be challenged by any of the parties, and the amount is payable in cash by the Tenant in full and final settlement of the claim within seven business days of the receipt of the valuer’s written notification establishing the size of the amount.

On completion of the pre-vacation inspection, the Tenant must surrender all keys to locks in doors and the like, including any locks installed by the Tenant.

25.	Public orders

If, after the conclusion of the Lease, any public authorities issue orders or enforcement notices or present new legislative amendments which require the Landlord to renew installations/comply with new regulatory requirements, the Landlord will be entitled to demand a rent increase for such installations etc. in accordance with the Business Lease Act.

26.	Registration and expenses

The Tenant is entitled, on its own initiative and at its own expense, to arrange for one copy of this Lease to be entered on the title register pertaining to the property, provided always that such registration will rank subject to any easements, profits, restrictive covenants, encumbrances and charges already affecting the property at the time of registration.

In the event that the Tenant arranges for the Lease to be registered, the Tenant is obliged to ensure, on termination of the Lease, that the Lease is cancelled from the Land Registry without delay.

If the Tenant, upon written demand, fails to execute cancellation without delay, the Landlord is entitled to apply all usual remedies to have the registration cancelled, and all expenses incurred by the Landlord in this connection will be payable by the Tenant.

The Landlord is entitled to arrange for the Lease to be cancelled from the Land Registry without involving the Tenant when the termination of the Lease appears from the Lease or a written notice of termination from the Tenant or when termination without notice has been acknowledged.

Either party hereto will pay its own expenses in connection with the execution of this Lease, including but not limited to fees to its own advisers, attorney, etc.

If any addendum to this Lease is drafted in the future, the Landlord will charge the usual handling fee applicable from time to time to the Tenant.

The Tenant confirms having received a copy of the check list originally prepared by the Danish Ministry of Housing and Urban Affairs.

27.	Pre-emptive right to lease

The Tenant has a pre-emptive right to lease any vacant and future vacant rental units of more than 300 sqm in the property.

Today this pre-emptive right comprises vacant rental units at Tuborg Boulevard 5, 2900 Hellerup, Denmark, first and second floors.

The pre-emptive right is subject to the following terms and conditions: In case any rental unit comprised by the Tenant’s pre-emptive right to lease, see above, is the subject of negotiations with a view to letting, the Landlord undertakes to offer any such rental unit to the Tenant on the same terms and conditions as those applying to the present Lease at the time when the offer is submitted to the Tenant. The period of non-terminability must be renewed in such a manner that the new lease will be terminable with five years’ notice by the Tenant and with 10 years’ notice by the Landlord. The amount payable for fitting out the extended floor area must not exceed DKK 1,800 per sqm.

The offer will be open for acceptance by the Tenant for a period of eight days after the submission of the offer, and if the Tenant does not exercise its pre-emptive right, the Landlord will subsequently be entitled to let the vacant rental units to third parties, and the pre-emptive right attaching to this Lease will no longer apply. The pre-emptive right to lease is effective for five years as from 1 December 2015.

28.	Disputes

Any dispute that may arise out of or in connection with this Lease must be referred to the housing tribunal for settlement; see section 76 of the Business Lease Act.

29.	Energy labelling

In compliance with Consolidation Act No. 646 of 16 June 2011, the energy label for the Property is provided as an Appendix.

30.	Subject to approval

This Lease is subject to final approval by the Landlord.

Appendices

Appendix 1:	Drawing
Appendix 2:	Description of layout and design
Appendix 3:	Common areas
Appendix 4:	Property budget for 2015
Appendix 5:	Estimated utility charges for 2015
Appendix 6:	Energy label

Date:	Date: September 7, 2015
As Landlord:	As Tenant:

/s/ [Illegible]	/s/ Michael Wolff Jensen /
/s/ Jan Møller Mikkelsen
represented by DATEA AS as administrator	Ascendis Pharma

[Translation from Danish]

PLAN OF 1st FLOOR - SCALE 1:200
35 WORKSTATIONS WITH POSSIBILITY OF INCREASING TO 55 WORKSTATIONS

DATEA

File no. 35148 221 Ascendis Pharma
Tuborg Boulevard 5, 1st floor, DK-2900 Hellerup
Layout proposal - Plan with 35/55 workst.
Scale: 1:200 Date: 07/07/2015

[Translation from Danish]

DADES AS

c/o DATEA AS

The property Tuborg Boulevard 5

File no. 35148 221

Design and layout for Ascendis Pharma

Building element specifications

June 2015

DATEA AS Lyngby Hovedgade 4 DK-2800 Kgs. Lyngby Tel.: +45 45 26 01 02

Lyngby Hovedgade 4 •DK-2800 Kgs. Lyngby •Tel. +45 45 26 01 02 •Fax +45 45 26 01 23 •

www.datea.dk Local office: Viby Centret 24 • DK-8260 Viby J.

DATEA AS - a company of the DADES Group • CVR no. 25326296

File no. 35148 221 Design and layout for Ascendis Pharma Building element	Page 2 of 5

1.0	General:

1.1	Building:

Tuborg Boulevard 5, 1st floor, rental unit to the south.

Leased gross floor area: 1209 sqm.

1.2	Project:

A layout and materials plan has been prepared in cooperation between the Landlord and the Tenant.

Building inspection and, if applicable, project adaptation etc. will be undertaken throughout the construction phase.

The Tenant agrees to inform the Landlord of any decisions relating to fitting-out (design and layout) and to make different options available to the Landlord prior to making significant decisions.

1.3	Regulatory matters:

Interior conversion works will take place in the existing leased premises, and an application has been submitted for a building permit.

1.4	ABT93 (General Conditions for turnkey contracts):

ABT93 applies to the performance of the conversion works by the executing contractor, including additions of DATEA´s Standard General Conditions (FB). DATEA’s terms of reference serving as the basis for contractual arrangements also apply.

2.0	Infrastructure works:

2.01	Outdoor signs:

The Landlord prepares a signage plan.

2.04	Main utilities:

Main utility supply lines for water, heating and electricity have been connected to the building by the public utilities and will remain unchanged.

It is assumed that the main utility supply is sufficient to meet the new Tenant’s needs.

Any subsequent upgrade of power, where appropriate, is at the Tenant’s own expense.

File no. 35148 221 Design and layout for Ascendis Pharma Building element	Page 3 of 5

A separate main meter will be installed for the leased premises.

3.0	Shell works:

No works.

4.0	Fitting-out works:

4.1	Lightweight walls:

Existing plasterboard and glazed partitions will be dismantled according to layout drawings.

New lightweight plasterboard partitions, such as the Danogips floor-to-ceiling wall type 1 x 13 mm gypsum on 70 mm steel studs (122 mm), according to layout drawing.

4.2	Glazed panels/partitions with glass doors:

Fully glazed partitions will be installed according to layout drawings.

Glass doors will be installed in frame for noise reasons.

If necessary, glass will be covered with foil by the Tenant.

4.3	Ceilings:

Existing ceilings will be maintained, but will be adapted and adjusted to match the new layout.

4.4	Floors:

In circulation and office areas, carpet roll floor covering will be provided, such as Ege Epoca Pro, in a colour to be determined in consultation with the Tenant. In kitchen areas and Xerox rooms, according to agreement.

4.5	Joinery work:

No works.

4.6	Kitchenettes:

Existing kitchenettes will be removed, and new kitchenettes will be established according to layout drawing.

Kitchenettes include

Supply and installation of two kitchenettes, such as HTH series STRAIGTH, with painted cupboard doors, a worktop in laminate with an undermount sink. Handleless kitchen cupboards. The kitchen will be equipped with a refrigerator placed in a tall unit. A dishwasher will be installed and connected as a fully integrated unit, hidden behind a cupboard door like other doors. Kitchen drawings, choice of colour for cupboard doors and worktop will be presented to the Tenant for approval. In addition, outlets will be established for coffee maker and microwave.

File no. 35148 221 Design and layout for Ascendis Pharma Building element	Page 4 of 5

4.7	Mobile walls:

No works.

4.8	Paint works:

Walls will be painted in a white colour.

4.9	Common toilets:

Toilet cores throughout the property will be updated and repaired.

4.10	Locks and keys:

Common access control will be established to the property.

The Tenant is responsible for providing a locking system in the leased premises. The Landlord recommends the SALTO locking system.

4.11	Mailbox/signage:

Mailboxes and signs will be installed jointly for all tenants in foyer areas.

5.0	Technical installations

Existing basic water, drainage, heat installations, etc. are reused.

Main panels and primary distribution of electricity and power will be maintained to the widest possible extent.

A separate electricity meter will be installed for the leased premises.

5.1	Heating facilities, shell:

No works.

5.2	Wastewater facilities:

No works.

5.3	Water installation, shell:

No works.

File no. 35148 221 Design and layout for Ascendis Pharma Building element	Page 5 of 5

5.4	Ventilation system:

The cooling and ventilation system will be upgraded to meet present-day standards for indoor climate.

5.5	Electrical installations:

No works.

5.6	Lighting installations, etc.:

Existing lighting will be maintained. However, lighting fixtures in the walking line will be changed to LED fixtures subject to the Tenant’s approval.

5.7	Power and technical installations:

No works.

5.8	Low current installation:

Existing cabling may be maintained to the extent desired by the Tenant.

Any cooling of the server room, if applicable, is the responsibility of the Tenant.

The Landlord has no responsibility or obligation in connection with the provision of computer/telecom cabling. However, the Landlord would like to assist the Tenant in calling tenders and in establishing the Tenant’s specifications by agreement.

Everything relating to telephone system will be performed by the Tenant.

5.9	Fire-proofing:

No works.

5.10	Anti-burglar protection:

The Tenant will establish perimeter security for the building.

[Translation from Danish]

Appendix 3

Overall floor layout / ground floor

Parking

Archive

Rental unit 1.1

Rental unit 1.2

Reception

Entrance

Overall floor layout / first floor

Rental unit 2.1

Overall floor layout / second floor

Rental unit 3.1

Rental unit 3.2

Conference centre

Staff canteen

[Translation from Danish]

35148 Tuborg Boulevard 5

Estimated common expenses for 1 January – 31 December 2015

Property’s total apportionment figure:	4,916.00
Apportionment figure, special local tax	4,916.00
Apportionment figure of leased premises	1,328.00

Classes of expenses:	Apportionment figure:	Estimate	Share attributable to the lease
Land tax	4,916.00	236,122	63,785
Special local tax	4,916.00	654,000	176,670
Refuse collection	4,916.00	55,000	14,858
Insurance premiums	4,916.00	66,300	17,910
Homeowners’ association etc.	4,916.00	96,000	25,933
Staff and other assistance—not subject to VAT	4,916.00	80,000	21,611
Staff and other assistance—subject to VAT	4,916.00	4,215	1,139
Electricity consumption	4,916.00	350,000	94,548
Water consumption	4,916.00	85,000	22,962
Security	4,916.00	20,000	5,403
Cleaning, maintenance and renewal of and in outdoor areas	4,916.00	94,656	25,570
Cleaning, mainten. and renewal of and in indoor common areas	4,916.00	442,355	119,497
Service subscriptions	4,916.00	147,207	39,766
Statutory supervision, operation, repairs and maintenance, etc.	4,916.00	94,640	25,566
Repairs, maintenance and renewals of inst. and build. elements	4,916.00	27,000	7,294
Pest control	4,916.00	0	0
Reserves	4,916.00	170,000	45,924
Depreciation	4,916.00	0	0
Total before fees	4,916.00	2,622,495	708,436

Fees	4,916.00	52,450	14,169
Total excluding VAT		2,674,944	722,605

Per sqm		544.130287	544

[Translation from Danish]

35148 Tuborg Boulevard 5

Estimated heating accounts for 1 January – 31 December 2015

Property’s total apportionment figure:	4,916.00
Apportionment figure of leased premises	1,328.00

Classes of expenses	Expenses	Share attributable to the lease
Heating expenses including hot water: (district heating, natural gas, oil)	215,000	58,080
ELS/EMS	1,000	270
Repairs, maintenance and renewal	12,500	3,377
Water consumption including taxes	0	0
Electricity consumption including taxes	0	0
Service subscriptions	0	0
Reserves	134,000	36,199
Depreciation of equipment	0	0
Preparation of accounts	7,500	2,026
Total before fees	370,000	99,951
Administration, 2% of expenses	0	0
Total excluding VAT	370,000	99,951

	Per sqm	75

Please note that changed weather conditions, the tenant’s individual heat consumption pattern (demand) and, if applicable, apportionments of consumption based on heat meters will affect the individual tenant’s realised heating expenses. Consequently, the heating budget and the expense per square metre shown above should only be regarded as expected average figures.

[Translation from Danish]
Energy labelling	PAGE 1 OF 13

Energy labellng for the following property:		Company: FORCE
Address:	Tuborg Boulevard 5
Postal code and town:	DK-2900 Hellerup
BBR-no.:	157-296302-008
Energy labelling no.:	200028641
Valid for 5 years from:	01-03-2010
Energy consultant:	NPH
Program version:	Energy08,Be06 version 4

The energy labelling details the property energy consumption and lists any proposals for achieving savings. The labelling scheme is statutory and must be performed by a certified company or energy consultant authorised to energy-label buildings for trade and industry purposes and public buildings.

Stated heat consumption • Expenses inclusive of VAT and other taxes:		Energy label Low consumption
DKK 186,574/year

High consumption

• Consumption:
1,288.22 GJ
district heating
• Stated for the period:

District heating: 23-04-2008 - 23-12-2008

The stated property consumption and expenses have been climate-adjusted by the energy consultant to express consumption and expenses for an average year in terms of temperatures.

Proposed savings

The energy consultant proposes improvements below. Page 2 may list further improvements. Read more about the proposals in the section “The energy consultant’s building inspection”.

	Annual	Annual	Estimated
	savings in	savings in	investment	Repayment
Suggested improvement	energy units	DKK incl. of VAT	incl. of VAT	period
Replace clear 60 W incandescent bulbs with 15 W energy-efficient bulbs on second floor of the channel building	21,210 kWh power -27.63 GJ district heating	DKK 39,500	DKK 14,800	0.4 yr

Insulation of circulation pump for hot domestic water	42 kWh power 1.47 GJ district	DKK 300	DKK 400	1.4 yr

Note:

The proposals are based on the calculated energy consumption. Account has been taken of the actual use of the building, including operational hours, etc. for installations and for the building in general.

A proposal may save money but not energy if, for instance, expensive electricity is replaced by the cheaper district heating or if water expenses are reduced.

Energy labelling	PAGE 2 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

The consultant has estimated the necessary investment for each proposal. This includes expenses for materials and workmen and, if deemed necessary, architect/civil engineer, building site and other collateral costs.

The repayment period stated was calculated as simple repayment period regardless of interest expenses and other loan expenses.

The total savings of implementing several proposals are not necessarily equal to the sum of savings for individual proposals. This is, for instance, not the case, if both a more efficient heating source and better insulation are implemented.

Total savings - here and now

This is the total savings, if all proposals mentioned above are implemented:

•	Total savings on heating	-2,815	DKK/yr

•	Total savings on electricity for other purposes than heating	42,504	DKK/yr

•	Total savings	39,689	DKK/yr

•	Investment needs	15,150	DKK incl. of VAT

All figures are inclusive of VAT.

If all proposals are implemented, the property energy labelling will shift to the label:			C

For comparison:

For new buildings, the current Building Regulations minimum requirement is the label B.

If a building achieves labels A1 or A2, the Building Regulations characterises it as a low-energy building.

Energy improvements at conversion and renovation

In connection with conversion and renovation, it is generally particularly advantageous to implement energy improvements—for both financial and practical reasons.

Further, it is a statutory requirement to improve the building envelope and installations in connection with conversion and renovation. Read more in the Building Regulations (www.ebst.dk/br08.dk). The regulations appear in chapters 7.3 and 7.4. Examples of energy improvements that may or must be implemented in connection with conversion and renovation:

Energy labelling	PAGE 3 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

Conclusions and comments of the energy consultant

The building is used as offices for PA Consulting.

The building has three floors. There is no basement. The entire building is heated, except for two parking facilities on the ground floor.

The first and second storeys of the building are built around a quadrangle, i.e. there is a courtyard in the centre of the first and second storeys.

On the ground storey below the courtyard, this space is used for equipment room (for heating and ventilation) and cooling room.

The dimensioned indoor temperature of the property is 20 degrees Celsius.

Operational hours for the building are set at 45 hours per week.

At the time of completing the energy labelling, the following guidelines applied:

•	Handbook for energy consultants, 1 October 2009.

•	Calculation program EnergyOB.

At the inspection, the following drawings were available:

M.1.200 Façade facing north, 1:100, 25.06.1999

M.1.201 Façade facing south, 1:100, 25.06.1999

M.1.202 Façade facing west, 1:100, 25.06.1999

M.1.203 Façade facing east, 1:100, 25.06.1999

1.101 Floor, Storey 1, 1:100, 10.08.1999, revision D

1.102 Floor, Storey 2, 1:100, 10.08.1999, revision C

1.103 Floor, Storey 3, 1:100, 10.08.1999, revision D

M.1.151, Section A-A, 1:100, 25.06.1999

M.1.152, Section B-B, 1:100, 25.06.1999

M.1.153, Section C-C, 1:100, 25.06.1999

M.1.154, Section D-D, 1:100, 25.06.1999

M.1.300, Section E-E, 1:50, 25.06.1999

M.1.301, Section F-F, 1:50, 25.06.1999

5201 HVAC AND VENTILATION, FLOOR - STOREY 1, 1:100, 22.10.1999

5202 HVAC AND VENTILATION, FLOOR - STOREY 2, 1:100, 22.10.1999

5203 HVAC AND VENTILATION, FLOOR - STOREY 3, 1:100, 22.10.1999

5.512 PLAN - EQUIPMENT ROOM - HVAC AND VENTILATION, 1:50, 22.10.1999

Additionally, the property janitor has lent several operation and maintenance materials for a period of time.

Energy labelling	PAGE 4 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

The energy labelling has been made with the following staff:

•	Energy consultant: Niels Peter Hansen

•	Trainee energy consultant: Ole Løgtholt Pedersen

•	Assistant: Ahmad Ratha

•	Overall responsibility for energy labelling quality in FORCE Technology: Karsten Mehlsen

•	Quality assurance of this label was made by Jørgen Jacobsen on 04.01.2010

In 2008, the average cooling of district heating water was 29 degrees Celsius. The supplier requirement is 35 degrees Celsius. All radiators come with thermostatic valves. It is estimated that the heating automatics of the property are approximately correctly adjusted, but that, potentially, the district heating water cooling may be improved, if plant operation is studied in detail.

One building has been energy labelled.

On 23.09.2009, janitor Jens Skjoldgård delivered a consumption survey of, for instance, district heating and electricity for 2008.

On 05.01.2010, janitor Jens Skjoldgård stated that in 2008 the property used 170 cubic metres of hot domestic water.

The calculated heating consumption is about 75% of the actual heating consumption.

This may be because some of the standard preconditions used for calculating the energy consumption deviate from the real conditions. The indoor temperature may, for instance, be higher than the presupposed 20oC or the air change at ventilation may be higher than presupposed in the calculations.

The energy consultant’s building inspection

Building elements

•	Ceiling and roof

Status:	To the north, the roof ends in stone paving.

The roof is constructed by bituminous roofing felt with stone paving. It encompasses wedged mineral wool insulation at least 200 mm thick on top of a 260 mm thick concrete hollow core. To the south, the roof ends in bituminous roofing felt.

The roof is constructed as roof panels with 200 mm mineral wool A-batts, supported by HE450 B steel rafters per 7,500 m.

Below this construction a ceiling system is suspended. The data stems from section F-F.

Energy labelling	PAGE 5 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

• External walls

Status:	Light and heavy external walls are registered together. It is estimated that the light external walls are constructed as Danogips LY S150 with 150 mm insulation.

Heavy external walls are made as approx. 42 cm thick cavity walls. Externally, walls consist of a half-brick wall and internally of a back wall of 150-180 mm concrete or a light design. 150 mm mineral wool has been inserted between the front and back walls.

In both cases, an efficient U value of 0.25 has been applied which is slightly above the stated U values without cold bridges according to the data sheet from Danogips (U=0.23) and the U value 2009 table for a heavy external wall with 150 mm class 37 mineral wool insulation (U=0.1). Thus, cold bridges are included.

• Windows, doors and skylights

Status:	Two-layer double-glazed windows with energy-efficient glazing. U value is calculated at 2.1.

Two-layer double-glazed windows with energy-efficient glazing. U value is calculated at 2.1. Windows have automatically-controlled indoor blinds.

Two-layer double-glazed windows with energy-efficient glazing. U value is calculated at 2.1. Two-layer double-glazed windows with energy-efficient glazing. U value is calculated at 2.1.

Doors without windows. U value estimated - it is estimated as sufficient, as the heat loss contribution is minimal.

• Floors and slabs

Status:	No information is available on insulation over soil in places with underfloor heating. Better insulation is assumed in places with underfloor heating than in places without it. The area size of 100 square metres underfloor heating in the foyer is an estimate.

To simplify calculations, linear loss has not been included at the property foundations.

Energy labelling	PAGE 6 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

Ventilation

• Ventilation

Status:
The building has windows and doors that can be opened.

The building is normally tight, as structural joints and joints at windows and door openings as well as sealing strips in windows and external doors are reasonable intact. A natural air change of 0.13 l/s/sqm is calculated in the winter.

The building holds the following exhaust ventilation systems, covering a total area of about 650 sqm.

UDS1 - Control exhaust from West shaft
UDS2 - Control exhaust from East shaft
UDS3 - Exhaust from kitchen and washing up
UDS4 - Exhaust from cooling facility
UDS5 - Exhaust from equipment room

The total rated efficiency of the systems is 1.8 kW. Specific power consumption for the exhaust ventilation is estimated at 1.35 kW. Jointly, the systems exhaust 6,800 cubic metres/h of air.

Replacement air is believed to enter through voids in the building envelope. The systems operate constantly around the year.

VEN 1 ventilates offices north as circulation ventilation.
VEN 2 ventilates channel south as circulation ventilation.
VEN 3 ventilates the staff restaurant as circulation ventilation.

VENs 1, 2 and 3 are balanced ventilation systems. The systems are VAV systems. VAV is an abbreviation for Variable Air Volume and implies that temperatures regulate the variable air volume ventilated by the systems.

Measurements have shown that the systems ventilate a total of approx. 40,000 cubic metres/h. As they are VAV systems, it is calculated that the actual air flow is only a factor 0.7 of the 40,000 cubic metres/h in the winter.

The total specific power consumption for the systems has been measured at 10.89 kW.

All the systems are located in an equipment room.

VEN1 comes with a supply and exhaust fitting of the make DANVENT type TC 65 dimensioned for 16,000 cubic metres/h.

VEN2 comes with a supply and exhaust fitting of the make SPAR 43 C5 dimensioned for 13.850 cubit metres/h.

Energy labelling	PAGE 7 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

VEN3 comes with a supply and exhaust fitting of the make SPAR 32 Q2 dimensioned for 10,000 cubic metres/h.

Mentioned in the air flow direction, in all systems, the supply fittings consist of:

Roof louvre, intake duct, intake damper, fine filter (EU7), heat exchanger, water-heating plate, cooling plate, supply fan, sound attenuator, supply duct with VAV damper, branches and VAV supply fitting.

Mentioned in the air flow direction, in all systems, the exhaust fittings consist of:

Exhaust fitting, branches, exhaust duct with VAV damper, sound attenuator, filter (EU7), heat exchanger, exhaust fan, sound attenuator, exhaust duct, fire damper and grate.

VENs 1 and 2 come with rotating heat exchangers.

VEN 3 comes with cross heat exchanger.

According to the regulations in SBI instruction 213, liquid pumps for both heating and cooling plates for the ventilation systems are not included in the calculations.

Calculations are based on the system operating time equalling the property operating time of 45 hours per week.

• Cooling

Status:	A cooling plant is mounted in the cooling room to supply cold liquids for the cooling plates of VENs 1, 2 and 3. The cooling plant is fairly recent and has reasonable operating conditions. The cooling plant consists of a chiller of the make TRANE RTUA 211 with two separate cooling circuits each holding a screw compressor. The chiller is connected to an air-cooled ttc condenser model BTB-R-254+1-450, also with two separate cooling circuits, placed on the roof in free air. As the cooling plant is electric, the thermal comfort to which the cooling plant contributes is expensive to operate, and it should be considered whether the cooling facility should be turned off or whether cooling requirements could be reduced.

For the server room, two split cooling systems are installed. They are only mentioned here and not included in the energy consumption of the building, as they should not be included according to SBI instruction 213

Heating

• Heating system

Status:	The building is heated with district heating. The systems has been constructed with an insulated plate heat exchanger and indirect central hot water in the delivery grid.

Energy labelling	PAGE 8 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

• Hot water

Status:	All pipes and valves are well-insulated.
All pipes and valves are well-insulated.

Hot water circulation varies, so that, generally, only one domestic water supply pipe exists for most of the draw-off points.

The owner/user should note that waiting time for 45[o]C hot domestic water may not exceed 10 seconds according to DS 439.

Note that the Building Regulations and DS439 “Code of Practice for domestic water supply installations” do not allow reduced operation of circulation pipes and that regulations on bacterial growth and mucus formation must be observed.

Hot-water pipes and circulation pipes are connected to an automatically modulating pump with a capacity of 100W. The pump is of the make Grundfos UPE 25-606.

The Kähler & Breum hot-water tank type KT302 H? dates from 1999.

The supply-pipe temperature was 75[o]C, the return temperature was 44[o]C, corresponding to cooling of 31[o]C. Most likely, the tank is insulated with 80 mm PUR. Heat loss stems from table 5.4.4.

• Distribution system

Status:	No heat-distributing pipes are mounted outside the building envelope. The pipes inside the building are not included in the calculations, as their heat loss is presumed to benefit the building. Calculations include a summer interruption of heating, as the system includes thermostatic valves.

The heat station is considered a heated area as it is surrounded by heated areas. Thus, the pipes in the heat station are not registered.

Pipes between district heating meters are insulated.

The circulation pump for the hot domestic water is not insulated.

The heat-distribution system for underfloor heating in the foyer comes with a recent steplessly controlled pump with a capacity of 60 W. The pump is of the make Grundfos UPE 25-40. The pump is believed to be from 2001.The pump is believed to be stopped in the summer.

The heat-distribution system for the radiators comes with a recent steplessly adjusted pump with a capacity of 400 W. The pump is of the make Grundfos UPE 32-120F. The pump is believed to be from 2001.The pump is believed to be stopped in the summer.

The secondary end of the plate-heat exchanger in the district heating system comes with a steplessly controlled pump with a capacity of 450 W. The pump is of the make Grundfos UPE 50-60F. The pump is believed to be from 2001.

To flow mix the heat transfer of heating plates on each of the ventilation systems VEN 1, VEN 2 and VEN 3, a steplessly controlled pump has been mounted with an effect of 250 W. The pump is of the make Grundfos UPE 25-80. The pumps are believed to be from 2001.

Energy labelling	PAGE 9 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH EnergyOB,Be06 version 4	Company: FORCE Technology

The pumps have been included, as they consume significant volumes of power, even though they should not be included according to SBI instruction 213.

The primary heating of the property is ensured by radiators in all heated rooms. Heat- distribution pipes are made as double-string installations.

The heating system is made with upper and lower distribution.

Heating is provided by radiators.

The foyer has about 100 sqm underfloor heating.

Proposal 2:	The circulation pump for the hot domestic water should be insulated with a removable pre- fabricated shell.

• Automatics

Status:	All radiators are fitted with thermostatic valves to enable setting of the proper room temperature.

Renewable energy

• Solar heating

Status:	The building has no renewable energy systems, neither solar heating, heating pumps nor photovoltaic cells.

In relation to a renovation, it could be considered to establish a system for hot domestic water heating by means of solar heating panels, possibly mounted on the roof. Further, it could be considered to reduce the power consumption of the existing cooling system by establishing sea-water cooling via a titanium heat exchanger connected to the sea water in the adjacent channel which connects directly to Øresund.

Energy labelling	PAGE 10 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

Electricity

• Lighting

Status:	Equipment room, switchboard room, storage rooms, duct cooling room, lift rooms and cleaning rooms all have glamox basic fixture, GLAR. The fixtures are either open or slated. Illumination is by downlight.

The reception area has the following fixtures:

Jakobsson Zenit 190 HIT, Glamox GCN 18 with fluorescent tubes and electronic ballast and Agen Lys Oligo - Ecoline 1 (above the desk).

Illumination is by downlight.

Lighting systems in the kitchen consist of four-tube fixtures with high-frequency ballasts. The fixtures are recessed into the suspended ceiling. Illumination is by downlight. Fluorescent tubes (four 36”) are mounted in a 600x600 mm matt glass plate. The system has no controls in the form of motion sensors or daylight control.

Lighting systems in offices consist of a mixture of downlight and uplight fixtures with compact fluorescent lamps and high-frequency ballasts. The system has no controls in the form of motion sensors or daylight control. The system is supplemented by various other lighting sources, e.g. halogen spots.

Lighting in toilets is primarily fixtures with fluorescent lamps. There are no controls in the form of motion sensors. They are supplemented by Søborg Møbler On Wall 502/0 fixtures.

Asger bc, krystal 1 fixtures with clear 60 W incandescent lamps are mounted in the ceiling of the channel building in the following rooms: staff restaurant, conference room, guest conference room and in the corridor. The clear incandescent lamp emanates light in all directions. It was selected for aesthetic reasons. It is a very energy-consuming solution. Further, problems arise with thermal discomfort, particularly in the south-facing guest conference rooms. Light is controlled by means of the CTS system.

Lighting in the parking basement consists of downlight Glamox GPV2 fixtures with polycarbonate shades mounted in the ceiling with 36 W fluorescent tubes.

Proposal 1:	The clear 60 W incandescent lamps in the channel building ceilings on the second storey in the staff restaurant, conference room, guest conference room and corridor should be replaced with 15 W energy-efficient lamps with a lifetime of 10,000 hours. Of course, this would impact the aesthetic expression. Further, it would improve the thermal indoor climate of the building, as energy-efficient lamps only emanate 25% of the heat emanated by the current lamps. The owner/user of the building should consider this measure.

Energy labelling	PAGE 11 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH EnergyOB,Be06 version 4	Company: FORCE Technology

Water

• Toilets

Status:	All toilets are dual-flush toilets.

Energy labelling	PAGE 12 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

Building specifications

• Construction year:	2001

• Year of significant renovation:

• Heating:	District heating

• Supplementary heating:	Solar heating systems

• Residential area according to BBR:	0 sqm

• Commercial area according to BBR:	5,033 sqm

• Heated area:	5,015 sqm

• Use according to BBR:	Office/trade/public administration

• Comments to BBR data:

The BBR transcript specifies the following data:

•	a total floor space of 6,238 sqm

•	a basement area of 0 sqm

•	a total commercial area in the building of 5,033 sqm

•	a roof space of 0 sqm

We have calculated the heated commercial area at 5,015 sqm

We have calculated the heated area by measuring on the building drawings. It is the responsibility of the owner to ensure that the data from the Central Register of Buildings and Dwellings corresponds with the actual conditions.

Energy prices

• Applied energy prices including VAT and other taxes:

	Cold domestic water:	DKK 35.00 per sqm

	District heating:	DKK 107.50 per GJ

	Electricity:	DKK 2.00 per kWh

	Fixed tax:	DKK 1,462.50 per year

Energy labelling	PAGE 13 OF 13

Energy labelling no.: Valid for 5 years from: Energy consultant: Program version:	200028641 01-03-2010 NPH Energy08,Be06 version 4	Company: FORCE Technology

What is energy labelling?

The objective of energy labelling is to promote energy economies and visualise the possibilities of saving energy to the benefit of the household economy, the environment and society.

When flats are sold or leased, seller or landlord must produce an energy label not older than five years. The regulations also apply to sale of cooperative flats. Properties in excess of 1,000 sqm must be energy labelled every five years.

The energy labelling must be made by a certified company or consultant.

The scheme is managed by the Common Secretariat for Inspection and Energy Labelling (the FEM secretariat, www.femsek.dk) on behalf of the Danish Energy Agency.

Further information

Subject to prices

The savings proposals in the energy labelling document are based on the energy consultant’s experience and assessment. Prior to the implementation of the energy-saving proposals, actual quotes should always be obtained from several suppliers, and a concrete professional assessment should be made of solutions and product choice. Further, it should be determined whether an authorisation from the authorities must be obtained.

Complaints

If owner or purchaser believes that the energy labelling has errors/defects, the consultant performing the energy labelling should first be contacted. If this contact fails to clarify matters, a written complaint can be forwarded to the Danish Energy Agency. Complaints on the energy labelling can be lodged by owners of properties, owner-occupied flats and cooperative flats, including owners’ associations and housing cooperatives as well as purchasers of properties, owner-occupied flats and cooperative flats.

Read more

www.sparenergi.dk

Energy consultant

Energy consultant:	NPH	Company:	FORCE Technology

Address:	Hjortekærsvej 99	Telephone:	+45 72157861
DK-2800 Lyngby

E-mail:	nph@force.dk	Date of building inspection:	18-12-2009

Energy consultant no.: 103005

If necessary, visit www.femsek.dk to find updated contact data for the energy consultant.